Exhibit 10.4

LPL FINANCIAL HOLDINGS INC.
2010 OMNIBUS EQUITY INCENTIVE PLAN
EBITDA Award Agreement
This EBITDA Award Agreement (the “Agreement”) made as of this 1st day of January, 2013 between LPL Financial Holdings Inc., a Delaware corporation (“Financial Holdings”), and Esther M. Stearns (the “Participant”).
1.Grant of EBITDA Award.
The Participant is hereby awarded, pursuant to the Plan and subject to its terms, a performance bonus opportunity (the “Award”) giving the Participant the conditional right to receive, subject to vesting and the other terms and conditions in this Agreement, shares of Stock of Financial Holdings (the “Shares”) equal in value to the following:
a.Tranche One: Eight Percent (8%) of Tranche One EBITDA, but not to exceed Five Million Dollars ($5,000,000).
b.Tranche Two: Eight Percent (8%) of Tranche Two EBITDA less Eight Percent (8%) of Tranche One EBITDA, but not to exceed Five Million Dollars ($5,000,000). For clarity purposes, the overall maximum Award shall not exceed Ten Million Dollars ($10,000,000).
2.Vesting.
Unless earlier terminated, relinquished or expired, the Award will vest as follows:
a.Generally. Subject to the Participant remaining continuously employed by Financial Holdings or an Affiliate through such date, the Award, to the extent earned, shall vest:
i.On December 15, 2017, with respect to Tranche One, and
ii.On December 30, 2017, with respect to Tranche Two.
b.Termination of Employment; Forfeiture. Automatically and immediately upon the date the Participant is no longer employed by Financial Holdings or any of its Affiliates, the Award will terminate and be forfeited.
c.Change in Control; IPO. Notwithstanding any other provision of this Agreement, upon the consummation of a Change in Control or IPO of NestWise, in either case, prior to delivery of the Shares as described in Section 3(a) below in the case of Tranche One and delivery of the Shares as described in Section 3(b) below in the case of Tranche Two, such portion of the Award shall be forfeited without payment or delivery of Shares.
3.Payment; Delivery of Shares.
Subject to Section 4 below, Financial Holdings shall deliver to the Participant (or, in the event of the Participant's death, to the person to whom the Award has passed by will or the laws of descent and distribution):
a.With respect to Tranche One, that number of such whole or fractional Shares (the “Tranche One Shares”) that have a total Fair Market Value, determined as of December 15, 2017, equal to Eight Percent (8%) of the Tranche One EBITDA, as soon as practicable following December 15, 2017 (but in no event later than December 31, 2017); and

b.With respect to Tranche Two, that number of such whole or fractional Shares (the “Tranche Two Shares”) that have a total Fair Market Value, determined as of December 31, 2017, equal to Eight Percent (8%) of Tranche Two EBITDA less the lesser of (i) Eight Percent (8%) of the Tranche One EBITDA, determined as of December 15, 2017, or (ii) Five Million Dollars ($5,000,000), as soon as practicable following December 31, 2017 (but in no event later than March 15, 2018).
Notwithstanding the foregoing, the Tranche One Shares shall have a maximum total Fair Market Value of Five Million Dollars ($5,000,000) on the date prior to the date such Tranche One Shares are delivered, and the Tranche Two Shares shall have a maximum total Fair Market Value of Five Million Dollars ($5,000,000) on the date prior to the date such Tranche Two Shares are delivered.
4.Dividends; Other Rights.
The Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in Financial Holdings or any Affiliate prior to the date on which Financial Holdings delivers Shares to the Participant. The Participant is not entitled to vote any Shares by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any Share prior to the payment date with respect to such Share. The Participant shall have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award.
5.Certain Tax Matters.
The Participant expressly acknowledges that because this Award consists of an unfunded and unsecured promise by Financial Holdings to deliver Shares in the future, subject to the terms hereof, the Participant is unable to elect to recognize income associated with this Award pursuant to an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). In no event shall Financial Holdings have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A of the Code.
6.Nontransferability.
Neither this Award nor any rights with respect thereto may be sold, assigned, transferred (other than by will or the laws of descent and distribution), pledged or otherwise encumbered, except as the Administrator may otherwise determine.
7.Effect on Employment Rights; NestWise operations.
This Award shall not confer upon the Participant any right to continue as an employee of Financial Holdings or any of its Affiliates and shall not affect in any way the right of Financial Holdings or any Affiliate of Financial Holdings to terminate the Participant's employment at any time. The Participant acknowledges and agrees that LPL Holdings, Inc. (“Holdings”) is the sole member of NestWise, and together with Financial Holdings, has the sole and complete discretion to continue or to cease the operations of NestWise at any time and for any reason. The Award provided under this Agreement is provided in consideration for the services Participant agrees to provide NestWise. Upon any cessation of the operations of NestWise or termination of Participant's employment with NestWise and this Agreement, for whatever reason, Financial Holdings shall have no further obligation to the Participant under this Agreement.
8.Adjustments.
The Administrator may adjust any provision of this Award, including, but not limited to, the percentage of EBITDA payable under the Award and any EBITDA calculations, equitably and in good faith to reflect the consequences of additional capital contributions, withdrawal of capital, acquisitions, dispositions, other changes in NestWise's capital structure, licensing agreements, distributions to holders of equity interests in

NestWise, changes in management and investment banking fees incurred by NestWise, changes in GAAP, or other similar factors, and any determination or adjustment by the Administrator under this Section 8 (including, for the avoidance of doubt, any determination by the Administrator not to make an adjustment) shall be binding and conclusive on all parties.
9.Meaning of Certain Terms.
Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan. The following terms have the following meanings:
a.“BC&E Fee” means an amount equal to 120 basis points multiplied by the amount of asset-based advisory revenues recognized by NestWise based on advisory assets under management by NestWise.
b.“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation and including membership interests and partnership interests) and, except to the extent constituting indebtedness, any and all warrants, rights or options to purchase, acquire or exchange any of the foregoing.
c.“Change in Control” means the consummation of (i) any transaction or series of related transactions, whether or not NestWise is party thereto, after giving effect to which in excess of fifty percent (50%) of NestWise's voting power is owned directly, or indirectly through one or more entities, by any person and its affiliates or associates or any group other than, in each case, Financial Holdings or an affiliate of Financial Holdings (including any successor or acquirer of Financial Holdings or Holdings), or (ii) a sale or other disposition of all or substantially all of the consolidated assets of NestWise to any person other than an affiliate of Financial Holdings (including any successor or acquirer of Financial Holdings or Holdings) (each of the foregoing, a “Business Combination”), provided that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of a Business Combination following which Financial Holdings or an affiliate of Financial Holdings (including any successor or acquirer of Financial Holdings or Holdings) owns, directly or indirectly, 50% or more of the outstanding securities of the resulting, surviving or acquiring corporation or entity in such transaction. For purposes of clarity, any transaction or series of transactions, after giving effect to which in excess of fifty percent (50%) of the voting power, or all or substantially all of the consolidated assets, of Financial Holdings or Holdings is owned or controlled, directly or indirectly, by any person and its affiliates or associates or any group shall not constitute a Change of Control for purposes of this Agreement. For purposes of this Section 9(c), the terms “affiliate,” “associate” and “group” shall have the meanings set forth in the rules promulgated under the Exchange Act.
d.“EBITDA” means, for any period, the net income or loss attributable to NestWise and its subsidiaries for such period plus:
i.without duplication and to the extent already deducted (and not added back) in arriving at such net income, the sum of the following amounts for such period:
(A)total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, bank and letter of credit fees amortization of deferred financing fees or costs and costs of surety bonds in connection with financing activities;

(B)provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds and any penalties and interest related to such taxes);
(C)depreciation and amortization (including amortization of intangible assets established through purchase accounting);
(D)Non-Cash Charges;
(E)Any expenses paid by NestWise or any of its subsidiaries to Financial Holdings or any of its subsidiaries pursuant to an intercompany services agreement;
(F)unusual or non-recurring charges (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and executive employment agreements), severance costs, relocation costs, integration costs and facilities' opening costs, signing costs (other than in connection with onboarding advisors), retention or completion bonuses (other than in connection with onboarding advisors), transition costs (other than in connection with onboarding advisors) and costs related to closure and/or consolidation of facilities;
(G)restructuring charges, accruals or reserves and related charges (including restructuring costs related to acquisitions);
(H)(1) the amount of management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) Financial Holdings (including any amortization thereof) and (2) the amount of expenses relating to payments made to holders of options on stock of Financial Holdings or NestWise in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution;
(I)losses on dispositions, disposals or abandonments (other than dispositions, disposals or abandonments in the ordinary course of business);
(J)any costs or expenses incurred pursuant to any management equity plan or share option plan or any other management or employee benefit plan or agreement or share subscription or shareholder agreement, to the extent such costs or expenses are funded with cash proceeds contributed to the capital of the Financial Holdings or any affiliated entity, including NestWise, or the net cash proceeds of any issuance of Capital Stock (other than disqualified Capital Stock) of Financial Holdings or any affiliated entity including NestWise;
(K)any non-cash loss attributable to the mark-to-market movement in the valuation of hedging obligations (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Accounting Standards Codification 815;
(L) any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in such net income for such period;
(M)any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in such net income in prior periods and excluded from EBITDA pursuant to clauses (ii)(F) and (ii)(G) below;
(N)cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of EBITDA pursuant to paragraph (ii) below for any previous period and not added back;

(O)any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets, to the extent actually indemnified or reimbursed, or, so long as NestWise or any of its subsidiaries has received notification from the applicable provider that it intends to indemnify or reimburse such expenses, charges or losses and such amount is in fact indemnified or reimbursed within 180 days of the date of such notification;
(P)to the extent covered by insurance and actually reimbursed, or, so long as NestWise or any of its subsidiaries has received notification from the insurer such amount will be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 180 days of the date of such notification, expenses, charges or losses with respect to liability or casualty events or business interruption; and
(Q)amounts paid or reserved in connection with earn-out obligations in connection with any acquisition of a business or Person;
less
ii.without duplication and to the extent included in arriving at such net income, the sum of the following amounts for such period:
(A)unusual or non-recurring gains;
(B)the sum of: (1) the Intercompany Allocation, plus (2) the BC&E Fee;
(C)non-cash gains;
(D)gains on dispositions, disposals or abandonments (other than dispositions, disposals or abandonments in the ordinary course of business);
(E)any non-cash gain attributable to the mark-to-market movement in the valuation of hedging obligations (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Accounting Standards Codification 815;
(F)any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in such net income in such period;
(G)any loss relating to hedging obligations associated with transactions realized in the current period that has been reflected in such net income in any prior period and excluded from EBITDA pursuant to clause (i)(L) or (i)(M) above; and
(H)any expenses, charges or losses included in EBITDA in any prior period pursuant to clauses (i)(O) or (i)(P) of this definition, but not in fact indemnified or reimbursed, as the case may be, within 180 days of the date of notification as described in such clause in each case, as determined on a consolidated basis for NestWise and any of its consolidated subsidiaries in accordance with GAAP; provided that,

(1)
to the extent included in such net income, there shall be excluded in determining EBITDA currency translation or transaction gains and losses related to currency remeasurements of indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk);

(2)
there shall be included in determining EBITDA for any period, without duplication, the acquired EBITDA of any Person, property, business or asset acquired by NestWise or any of its consolidated subsidiaries during such period to the extent not subsequently sold, transferred or otherwise disposed of during such period (but not including the acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired and not subsequently so disposed of, an (“Acquired Entity or Business”),

(3)
there shall be excluded in determining EBITDA for any period the disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by NestWise or any of its consolidated subsidiaries to extend not subsequently reacquired, reclassified or continued, in each case, during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of or closed, a "Sold Entity or Business"), determined on a historical pro forma basis; provided that notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, the disposed EBITDA of such Person or business shall not be excluded pursuant to this paragraph (3) until such disposition shall have been consummated.

For the avoidance of doubt, the consolidated net income of NestWise shall include (i) revenues received by NestWise or any of its subsidiaries from Financial Holdings or any of its subsidiaries and (ii) expenses paid by NestWise or any of its subsidiaries to Financial Holdings or any of its subsidiaries.
e.“Fair Market Value” means, (i) with respect to a Trading Day, the closing price on such Trading Day of a Share, as reported on the principal securities exchange on which the Shares are then listed or admitted to trade, and (ii) with respect to a day other than a Trading Day, the closing price as determined under (i) above for the most recent Trading Day preceding the non-Trading Day. In the event that the price of a Share is no longer listed or admitted to trade on a securities exchange, the fair market value will be determined by the Board in good faith.
f.“GAAP” means United States generally accepted accounting principles.
g.“Intercompany Allocation” means an amount equal to 275 basis points multiplied by the amount of asset-based advisory revenues recognized by NestWise based on advisory assets under management by NestWise.
h.“IPO” means the closing of an underwritten public offering and sale of stock for cash pursuant to an effective registration statement filed by NestWise.
i.“NestWise” means NestWise LLC, a Delaware limited liability company.
j.“Non-Cash Charges” means (i) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (ii) all losses from investments recorded using the equity method, (iii) all non-cash compensation expenses, (iv) the non-cash impact of purchase accounting, (v) the non-cash impact of accounting changes or restatements and (vi) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

k.“Plan” means the LPL Financial Holdings, Inc. 2010 Omnibus Equity Incentive Plan, as amended from time to time.
l.“Tranche One EBITDA” means EBITDA for the period January 1, 2017, through October 31, 2017.
m.“Tranche Two EBITDA” means EBITDA for the period January 1, 2017, through December 31, 2017.
10.Amendments.
Subject to the Administrator's authority under Section 8, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Participant and Financial Holdings.
11.Governing Law.
This Agreement shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
12.Provisions of the Plan.
This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of the Award has been furnished to the Participant. By accepting all or any part of the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of this Agreement shall control.
[signature page follows]

IN WITNESS WHEREOF, Financial Holdings, by its duly authorized officer, and the Participant have executed this Agreement as of the date first set forth above.

LPL FINANCIAL HOLDINGS INC.
/s/ Mark S. Casady

Mark S. Casady
Chief Executive Officer

Agreed and Accepted:

/s/ Esther M. Stearns

Esther M.Stearns